Exhibit 99.1

                                     [LOGO]
                                   ORAGENICS


Contact:                                                             For Media:

Chuck Soponis                                                     Joan Kureczka
Chief Executive Officer                              Kureczka/Martin Associates
Oragenics, Inc.                                                  (415) 821-2413
(386) 418-4018                                                Jkureczka@aol.com

FOR IMMEDIATE RELEASE

       Oragenics Licenses Novel Technology for Gene Target Identification
               with Broad Potential to Generate Products for Human
                          Health and Other Applications

     Company also receives Phase I SBIR Grant Supporting Applications of the
                           Technology in Tuberculosis

ALACHUA, FL (March 4, 2004) - Oragenics, Inc. (OTC: OGEN; TSX-V:ORA.U) today announced that it has licensed from iviGene Corporation, also of Alachua, FL, applications of a novel technology that enables the rapid identification of potential therapeutic, vaccine or diagnostic targets implicated in the onset and progression of disease. Oragenics has gained exclusive worldwide rights to this broad platform technology in the areas of cancer and tuberculosis, as well as agricultural and other non-human uses. In return, iviGene will receive from Oragenics royalties on revenues from any products developed using the technology, including royalties on sublicense fees, milestone payments and future product sales.

The company also announced the receipt of a Phase I SBIR Grant from the National Institute of Allergy and Infections Diseases (NIAID) of the National Institutes of Health (NIH) supporting development of the technology to identify genes of Mycobacterium tuberculosis that are specifically induced during human infections with that pathogen. The grant, covering the period of March 1, 2004 to August 31, 2004 provides Oragenics with $100,000 in research funding.

"This  technology  enables  the  simple,   fast   identification  of  novel  and
potentially important gene targets associated with the natural onset and progression of infections, cancers and other diseases in humans and other living organisms, including plants," said Chuck Soponis, Oragenics' president and chief executive officer. "It offers Oragenics the potential to generate and develop a number of product candidates for future out-licensing to corporate partners, particularly in the area of cancer."


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He continued,  "Our  Replacement  Therapy product for preventing tooth decay and probiotic product for oral health are moving from R&D into clinical development and potential out-licensure. Thus we are ideally situated at this time to bring in new R&D technology to exploit our scientific team's talents. The potential that this target identification platform offers for generating a stream of new
product   opportunities  makes  its  acquisition  a  great  strategic  step  for
Oragenics."

About the In-licensed Technology

The technology platform licensed by Oragenics represents novel methods of identifying genes that are expressed specifically during disease in affected humans or other living organisms. The basis of this platform is a method developed by iviGene co-founder and Oragenics' founder and chief scientific officer, Jeffrey D. Hillman, DMD, PhD, and University of Florida scientists, called in vivo induced antigen technology (IVIAT). IVIAT can quickly and easily identify in vivo induced genes in human infections without the use of animal models, facilitating the discovery of new targets for the development of vaccines, antimicrobials and diagnostics. Dr. Hillman and his collaborators have further developed methods based on this approach to create Change Mediated Antigen Technology (CMAT). CMAT can be used to identify gene targets associated with the onset and progression of cancerous processes and autoimmune diseases. It can also be used to identify novel genes in plant diseases, including genes expressed by the pathogen when it causes the disease and genes expressed by the plant in response to the disease.

About Oragenics

Oragenics, Inc. is an emerging biotechnology company focused on the development and licensure of innovative products and technologies for improving human health. The company's lead product is a novel oral rinse for the prevention of tooth decay, which is anticipated to enter clinical trials in 2004. The company is also developing a novel antibiotic with broad-spectrum activity against gram positive bacteria and a probiotic product aimed at maintaining oral health. The company is headquartered in Alachua, Florida. For more information about Oragenics, please consult the company's website at www.oragenics.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements which reflect Oragenics' current views with respect to future events and financial performance. These forward-looking statements are based on management's beliefs and assumptions and information currently available. The words "believe", "expect", "anticipate", "intend", "estimate", "project" and similar expressions which do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to (1) the ability to successfully complete development and commercialization of Oragenics' Replacement Therapy for prevention of tooth decay, novel antibiotic, and probiotic product for oral health; (2) the ability to obtain substantial additional funding; (3) the ability to develop and commercialize products before competitors;)4) the ability to develop commercial products with the in-licensed technology; and (5)) other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements. The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this news release.

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